Exhibit 1B.2

(FREE TRANSLATION FROM THE SPANISH)

* * * *

BANCO SANTANDER CHILE

(EX BANCO SANTIAGO)

BY - LAWS

(As amended and restated by the Extraordinary General Shareholders’ Meeting held on April 20, 2004, and approved by the Superintendency of Banks and Financial

Institutions of Chile by Resolution No. 63 dated as of May 13, 2004)

TITLE I

NAME, CORPORATE DOMICILE, DURATION AND PURPOSES

ARTICLE 1. A stock corporation whose corporate name shall be “BANCO SANTANDER-CHILE”, which can also operate under the corporate names “BANCO SANTANDER SANTIAGO” or “SANTANDER SANTIAGO” as it corporate name, governed by these By - laws, the General Banking Act and all other statutes and regulations currently in force or that may be issued hereafter regarding the subject matter, is hereby organized.

ARTICLE 2. The Company shall have its corporate domicile in the city of Santiago without prejudice to the agencies or branches the Board of Directors may open, maintain or close in any other places within the country or abroad, all is accordance with the law and subject to the relevant approvals as may be required.

ARTICLE 3. The term of the Company shall be indefinite.

ARTICLE 4. The Bank’s purposes are to execute and enter into those acts and contracts, businesses and transactions permitted to commercial banking institution in accordance with all the applicable laws and particularly the General Banking Act, provided that it may expand or restrict its activities in compliance with any present legal provisions or that may be issued hereafter, without amending these By - laws.

TITLE II

CAPITAL STOCK AND SHARES

ARTICLE 5. The capital stock of the Bank is the amount of Ch$675.907.917.086, divided into 188,446,126,794 shares with no par value.

ARTICLE 6. The shares shall be in the registered form and shall represented by share certificates whose form, issuance, delivery, cancellation, replacement, exchange, transfer and transmission shall be subject to the applicable provisions that, with regard to these matters, are contained in the Regulations to the Companies Act.

ARTICLE 7. The Bank does neither recognize nor admits fractions of shares. In the event that one or more shares become joint property or the co. - property of several persons, the joint proprietors or co - owners shall be required to appoint a common representative to act on their behalf before the Company.

ARTICLE 8. Upon surrender of evidence of the loss, theft or destruction of a share certificate, or other similar occurrence, the person under whose name such shares are registered may request that issuance of a new certificate, provided that a notice informing the public that the relevant certificate is being canceled must have been previously published for there days in a newspaper designated by the Company. Such circumstance shall be recorded in the Stockholders Registry and in the newly issued certificate. The Company shall issue the new certificate only after a term of ten days after the publication of the notice has expired.

ARTICLE 9. A Stockholders Registry shall be maintained which shall include the names of the shareholders and a recording of the number of shares held by each one of them The rights recognized by laws to the shareholders may only be exercised by those shareholders whose names appear registered prior to the dates that, in each case, may be established by the law.

ARTICLE 10. The registration in the Stockholders Registry of any shares in respect of which a usufruct has been established, shall be name under the name of both the title owner and the usufructuary, with indication of the existence, characteristics and period of the usufruct.

ARTICLE 11. The shareholders shall have preemptive rights in respect of any options to subscribe for any may capital increases, in proportion to the number of shares held by each of them. Any issuance of paid - in shares that are distributed among the shareholders to represent a capital increase shall be effected in the same proportion.

ARTICLE 12. The shares subscriber by a shareholder buy not timely paid by him within the terms agreed for, shall be sold by the Bank through a stock exchange or, in its stead, in the manner established by the Superintendency of Banks and Financial Institutions.

TITLE III

MANAGEMENT

ARTICLE 13. The management of the Bank, other than the authority reserved pursuant to the applicable laws and regulations and these By - laws to the General Shareholders Meeting, shall be entrusted to the Board of Directors.

TITLE IV

THE BOARD OF DIRECTORS

ARTICLE 14. The board of Directors is constituted by 11 regular members and 2 alternate members, appointed by the relevant General Shareholders Meeting.

ARTICLE 15. The directors may be either shareholders or non-shareholders of the Company.

ARTICLE 16. The directors shall remain in office for three years; may be reelected indefinitely and shall be renewed in its entirety at the end of each period. If for any reason, at the time scheduled for the General Shareholders Meeting where the newly appointments of directors are to be made were not held, the duties of those serving as such shall be extended until their replacements are designated in which case the Board of Director shall convene, at the shortest time possible, a Meeting in order to effect the appointments.

ARTICLE 17. The directors shall be entitled to compensation for the performance of their duties. The amount of their compensations shall be determined annually by the General Shareholders Meeting. The aforesaid is to be understood without prejudice to the payments that, in the form of wages, fees, travel accounts, expense accounts, dues as representatives of the Board of Directors or any other cash payments, payments in kind or royalties of any sort whatsoever, might have been assigned to certain directory by the General Shareholders Meetings of the Board of Directors, with the approval of the General Shareholders Meeting, for the performance or specific duties or tasks other than their functions as directors imposed upon them specifically by the General Shareholders Meeting of the Board of Directors. These special compensations shall be authorized or approved by the General Shareholders Meeting, and for that purpose, a detailed and separate entry shall be made in the Annual Report, which shall expressly indicate the complete name of each one of the directors receiving such compensations.

ARTICLE 18. Without prejudice to any other incapacity or incompatibility established by law, the following may not be elected to become a director: (a) Those persons that have been condemned or are being tried for crimes which are punished with penalties, either as main a accessory, of temporary or perpetual suspension or incapacity to hold public office; (b) Those that have been declared bankrupt and have not been rehabilitated; (c) The members of both the House of Representatives and the Senate; (d) The directors or employees of any other financial institution; (e) The employees that are appointed by the President of the Republic or the employees or officers of the State, Public Services, Public Institutions, Semi - Public Institutions, Autonomous Entities, State Controlled Companies and, generally, all Public Services created by a law, as well as of enterprise, corporations or public or privates entities in which the State or this enterprises, corporations or centralized or decentralized institutions may have majority or made even capital contributions or, under the same conditions, be represented or participate. However, the restriction established under this subparagraph; (e) shall not apply to those who hold positions in teaching activities; and (f) The Bank’s employees, which shall no prevent a director from performing, under a transitory basis and for a term not to exceed ninety days, the position of Manager.

ARTICLE 19. For purposes of the appointment of directors, each shareholders shall have the right to one vote for purposes of appointing a single person, or distribute such votes in such other form as he may deem convenient, and the persons obtaining the largest number of votes in the same and single process shall be awarded the appointments, until all the appointments to be made have been effected. The election of the regular and alternate board members shall be carried out separately. For purposes of the casting, of the vote, the Chairman and the Secretary, together with any other persons that may have been previously designated by the Meeting to sing the minutes thereof, shall issue a certificate giving evidence of the votes that in loud voice are being issued by the shareholders attending, following the order of the list of attendance being taken.

Each shareholders shall be entitled, however, to cast his vote by means of a ballot signed by him, stating whether he sings for his own account or as a representative. Notwithstanding, in order to expedite the casting process, the Chairman of the company or the Superintendency, as the case may be, shall be entitled to order that the vote be taken alternatively or indistinctly in a loud voice or by means of ballots. At the time of polling, the Chairmen shall instruct that the votes are read out loud, in order for those attending to count for themselves the number of votes issued and to verify with the said annotation and the ballots the actual outcome of the selection.

The Secretary shall make the addition of the votes and the Chairman shall proclaim elected those who have obtained the largest majorities, until all the appointments have been made. The Secretary shall place the documents evidencing the outcome of the scrutiny, duly signed by the persons charged with the duty of verifying the number of votes issued, together with the ballots delivered by the shareholders who did not vote in a loud voice, in an envelope which shall be closed and sealed with the corporate seal and shall remain deposited with the Bank for a least two years.

ARTICLE 20. Every appointment of directors, or any changes in the appointment of directors, shall be transcribed into a public deed before a notary public, published in a newspaper of Santiago and notified to the Superintendency of Banks and Financial Institutions, by means of the filing of a copy of the respective public deed. Likewise, the appointments of General Manager, Manager and Deputy Managers shall be communicated and transcribed into a public deed.

ARTICLE 21. The vacancies caused in case that a director ceases in the performance of this duties, whether by reason of incompatibility, limitation, legal incapacity or bankruptcy, impossibility, unauthorized, death, resignation or any other legal cause, shall be filled as follows: (a) The vacancies of regular members by the alternate members; and (b) The vacancies of an alternate position, caused by the application of letter (a) above, or in the case that a regular position could not be filled as provided for such letter (a) when both alternate members became regular, shall be filled by the Board of Directors on its first meeting after the vacancy, the board members appointed in that shall be in such position until the next General Shareholders Meeting which shall make the definitive appointment, such replacing director will remain on its position until the expiration of the term of the director that caused the vacancy.

ARTICLE 22. The alternate board member may replace temporarily the regular board members in case of their absence or temporal impossibility to attend, or in a definitive manner in case of vacancy. The alternate board members shall be always entitled to attend to the board meetings and to speak in them. They will be entitled to vote in such meetings only when a regular members does not attend thereto and such alternate member act as replacement.

ARTICLE 23. During the first meeting following its appointment by the relevant General Shareholders Meeting, the Board of Directors shall elect in a separate vote from among its members, a Chairman, a 1st Vice Chairman and a 2nd Vice Chairman, after ceasing such persons, for any reason, in their offices. In the event of a tie, the appointment shall be decided by lottery.

ARTICLE 24. The Board of Directors shall meet in ordinary sessions at least once a month, held on the pre-set dates and time as determined by the same Board. Extraordinary meetings shall be held whenever called by the Chairman, whether at his own will or upon the request of three or more directors, subject in such case to the prior qualification of the Chairman to the effect that holding the meeting is justified, except if the request is made by the absolute majority of the directors in office, in which case the meeting shall be held without such prior qualification. The extraordinary meetings may only address those matters specifically included in the relevant agenda, except that, if the meeting is attended by all the directors in office, they may agree otherwise with the unanimous vote of all of them. Extraordinary meetings shall be called by means of a written instrument; signed by the Chairman or the Secretary or his alternate, and delivered to each one of the directors at least three days prior to the date set for the meeting.

ARTICLE 25. The quorum for the Board of Directors’ Meeting shall be 6 of its members. The resolutions shall be adopted by the affirmative vote of the absolute majority of the attending directors. In the event of a tie, the person acting as the Chairman of the meeting shall cast a deciding vote.

ARTICLE 26. The directors having an interest vested on a negotiation, act, contract or transaction that is not related to the bank business, either as principal or as representative of other person, shall communicate such fact to the other directors. The respective resolutions shall be approved by the Board, it shall be in accordance to the prevailing fair market conditions and the fact must be disclosed to the next General Shareholders Meeting.

ARTICLE 27. The discussions and resolutions of the Board of Directors shall be recorded in a special book of minutes maintained by the Secretary. The relevant minutes shall be signed by the directors attending the meeting and by the Secretary, or his alternate. If a director considers that such minutes are inaccurate or incomplete, he shall be entitled to record the respective objections, before to actually sign it. The resolutions adopted may be carried out without being necessary to approve the minutes at a subsequent meeting. In the event of death, refusal or incapacity for any reason of any of the directors attending to sign the minutes, such circumstance shall be recorded at the end of the minutes stating the reason for the impediment.

ARTICLE 28. The directors shall be personally liable for all the acts they may effect in the performance of their duties. The director who may wish to disclaim his responsibility with respect to any act or resolution of the Board of Directors, shall cause to record his opposition in the minutes, of which shall the following General Shareholders Meeting be informed by the Chairman.

ARTICLE 29. The Board will represent in and off courts the Bank and, for the performance of the corporate’s business, circumstance that will not be necessary to prove before third parties, it will be empowered with all the authorities and powers of administration that the law or the By-laws do not set as exclusive of the General Shareholders Meeting, without being necessary to grant any special power of attorney, even for those acts that the law requires to do so. This provision is notwithstanding the judicial representation of the bank that is part of the General Manager’s authorities. The Board may delegate part of its authorities to the General Manager, to the Managers, Deputy Managers or Attorneys of the Bank, a Director, a Commission of Directors, and for specifically determined purposes, in other persons.

TITLE V

THE CHAIRMAN

ARTICLE 30. The Chairman of the Board of Directors shall hold the same position at the Bank and the General Shareholders Meeting. The Chairman shall have, in addition to the obligations and authorities established by the relevant legal and regulatory provisions, these By-laws or the Board of Directors, the following: (a) to act as Chairman of the Board of Directors and General Shareholders Meetings; (b) to seek for the strict enforcement of these By-laws and the Bank’s internal regulations, as well as the resolutions of the Board of Directors and the Shareholders Meetings; (c) to call the Board of Directors Meetings and the General Shareholders Meetings in accordance with the provisions contained in these By-laws; (d) to sign the Annual Reports and the resolutions and communications that may be issued by the Board or the General Shareholders Meetings. In the event of a temporary absence or incapacity of the Chairman, the Chairman shall be replaced, for any legal purpose, by the 1st Vice Chairman and, upon the absence of the 1st Vice Chairman, by the 2nd Vice Chairman, or at last by the person who, from among its members, may be designated by the Board of Directors, or the shareholders appointed by the Shareholders Meeting, in its case. The replacement of the Chairman constitutes an internal proceeding that shall not require with the compliance of any formality, not being necessary to present evidence to third parties as to the need to effect it in order for the acts performed by the person replacing the Chairman to be valid, and it will be sufficient for its validity the fact that it was made.

TITLE VI

THE GENERAL MANAGER

ARTICLE 31. The Board of Directors shall appoint a General Manager who shall be responsible for the immediate conduction of the Bank’s businesses and shall represent the Bank in all its offices. The General Manager shall have the judicial representation of the company, with the authorities vested upon him set forth in the two paragraphs of Section 7 of the Code of Civil Procedure. His position shall not be compatible with that of director of the Bank, which impediment is without prejudice to the fact that, in a transitory manner and not to exceed from ninety days, a director of the Bank may perform duties as General Manager. The General Manager shall have the right to participate in the discussions held at the meetings of the of the Board of Directors but shall not have the right to vote in connection therewith, being responsible, however, jointly with all the members of the Board o Directors, for any illegal or damaging resolutions adopted that are harmful to the interests of the company, unless a disclaim of his liability has been recorded in the minutes. The General Manager shall have, in addition to the authorities and duties set forth in the relevant legal and regulatory provisions, these By-laws and the internal regulations, the powers delegated upon him by the Board of Directors. Additionally, the General Manager shall act as Secretary at the meetings of the Board of Directors or any General Shareholders Meeting, unless another person is specially appointed to act in such capacity. In the event of a temporary absence or incapacity, the General Manager shall be replaced by the Manager, and if there is more than one, by the one appointed by the Board of Directors to that effect.

TITLE VII

THE MANAGERS

ARTICLE 32. The Board of Directors shall appoint one or more Managers, who shall be responsible for the transactions and business of the Bank at the offices, branch offices, divisions or services placed under their management. The Managers shall have, in addition to the duties and authorities set forth in the relevant legal and regulatory provisions, these By-laws and the internal regulations, those powers that are conferred or delegated upon them by the Board of Directors. Should there be more than one Manager, the one designated by the Board of Directors shall be the one who replaces the General Manager in the event of absence or incapacity of the latter.

TITLE VIII

MANAGEMENT RESPONSIBILITY, PROHIBITIONS AND RESTRICTIONS

ARTICLE 33. The directors, Managers and other employees of the Bank shall be personally responsible for the non-compliance with the provisions contained in these By-laws, the internal regulations, the General Banking Act or any other legal or regulatory provision, arising from the performance of their duties as such. They shall also be liable for the infringement of the provisions stated above which are effected or tolerated with their knowledge.

TITLE IX

GENERAL SHAREHOLDERS MEETINGS

ARTICLE 34. General Shareholders Meetings may be ordinary or extraordinary, and shall be held in the city of Santiago. The resolutions adopted in accordance with these By-laws by the General Shareholders Meetings, duly called and validly constituted, shall be binding upon all the shareholders.

ARTICLE 35. General Ordinary Shareholders Meetings shall be held once a year, on the dates the Board of Directors may establish, within the first quarter following the date of the annual financial statements. General Extraordinary Shareholders Meetings may be held whenever required by the needs of the company. They shall be called by the Board of Directors or the Chairman, whether at its own initiative or following the request of shareholders representing at least ten per cent of the outstanding shares with voting rights. In the event that, in this latter case, the Board of Directors or the Chairman decline to call the meeting, such call may be requested to be made by the Superintendent of Banks and Financial Institutions.

ARTICLE 36. Notice of the Shareholders Meetings shall be given by means of an emphasized notice published on at least three different dates in such newspaper of Santiago as the General Ordinary Shareholders Meeting may have determined or, if no such determination has been made or if the designated newspaper in no longer being published, in the Official Gazette, and on the dates, terms and conditions set forth in the Companies Act’s regulations. The notice calling a General Extraordinary Shareholders Meeting shall include the agenda for the Meeting. In additions, such notice shall be delivered by means of a letter sent to the shareholders at least fifteen days prior to the date set for the Meeting, provided that such notice must contain a reference as to the subjects to be discussed at the Meeting. Without prejudice to the liabilities established by law, failure to deliver such letters shall not render the call void.

At the date which is no later than the date the first notice of the call is published, a copy of the Annual Report and the Financial Statements of the company, including the auditor’s report in their respective notes, must be delivered to each shareholder. Notwithstanding the above, and with the prior consent of the Superintendency of Banks and Financial Institutions, such documents may be sent only to those shareholders holding a number of shares higher than the minimum set forth by the Board of Directors with the approval of the Superintendency. During the fifteen days preceding the General Ordinary Shareholders Meeting, the Annual Report and the financial statements which must be submitted by the Board of Directors, as well as the report of the auditors, shall be made available to the shareholders. For such purpose the Bank shall maintain at its main office, printed or typewritten copies of such documents. The Annual Report presented by the Board of Directors tot he General Ordinary Shareholders Meeting shall contain an explanatory and grounded account with regard to the transactions effected during the fiscal year, to which article 17 of these By-laws refer, shall be disclosed in a separate entry of the statement of profits and losses of the financial statements.

ARTICLE 37. General Shareholders Meetings shall be held, in the event of first call, with a quorum of shareholders representing, either as principal or by proxy, the absolute majority of the outstanding shares with voting rights. Should the quorum indicated not be present, a second call shall be made through the press, in the manner provided for in article 40 of these By-laws, with the indication that a second call is being made and convening the Meeting to be held within the forty-five days following the date set for the Meeting which was not held due to the lack of a quorum. In the event of second call, the Meeting shall have a quorum with the number of shares with voting rights issued, which are either present or represented.

ARTICLE 38. The resolutions of the General Shareholders Meeting shall be adopted, unless otherwise specified, by the absolute majority of the shares present or represented which are legally vested with voting rights. The affirmative vote of two thirds of the shares issued which are legally provided with voting rights shall be required for the approval of the General Extraordinary Shareholders Meeting’s resolutions regarding the following matters: (a) the reorganization, spin-off or merger of the company; (b) the dissolution of the company; (c) the change of its corporate domicile; (d) the reduction of its capital stock, with the prior approval of the Superintendent of Banks and Financial Institutions; (e) the approval of contributions and appraisal of properties other than cash, in those cases where it is permitted by the General Banking act; (f) the amendment of the authorities of the General Shareholders Meeting or the restriction of the authority of the Board of Directors; (g) the transfer of the company’s assets and liabilities, or of all its assets; and (h) the manner of distribution of profits established in these By-laws.

ARTICLE 39. It shall correspond to the General Ordinary Shareholders Meeting: (a) review and approve or reject the Annual Report and financial statements submitted by the Board of Directors; (b) appoint every year a firm of external auditors in accordance with the relevant legal provisions, for the purpose of informing the financial statements and, generally, compliance with the laws; (c) appoint the members of the Board of Directors when required in accordance with these By-laws (d) resolve upon the distribution of annual profits or net benefits, at the proposal of the Board of Directors, and decide, at the end of each fiscal year, the payment of dividends to the shareholders, in accordance with the provision of article 45 of these By-laws; and (e) generally, to consider any other matter relating to the company and which is not expressly reserved for a General Extraordinary Shareholders meeting. The revocation of all the members of the Board of Directors appointed by the shareholders and the appointment of their successors may be decided either for a General Ordinary Shareholders Meeting or a General Extraordinary Shareholders Meeting.

ARTICLE 40. It shall correspond tot he General Extraordinary Shareholders meetings to resolve upon: (a) the amendment of the By-laws; (b) the issuance of convertible bonds or debentures; (c) the passing of resolutions pertaining to the General Extraordinary Shareholders meetings set forth under article 38 of these By-laws; and (d) any other matters expressly reserved to the General Extraordinary Shareholders Meetings in accordance with the law or these By-laws. The matters referred to in paragraphs (a) and (b) above, the dissolution, reorganization, merger or spin-off of the corporation and the transfer of its assets and liabilities, or of all its assets, may only be approved at a General Extraordinary Shareholders Meeting held before a notary public.

ARTICLE 41. General Extraordinary Shareholders Meetings may only resolve upon the matters referred to in the relevant notice of the Meeting. However, if the Meeting so decides, any other idea may be proposed for its discussion at the next General Ordinary or Extraordinary Shareholders Meeting.

ARTICLE 42. The shareholders may represent at the Shareholders Meetings by other shareholders, by means of a proxy addressed to the company. The Superintendency of Banks and Financial Institutions shall determine the text required for such proxies. Likewise, the shareholders may be represented by persons who are not shareholders. Any proxies that omit to express the name of the attorney-in-fact in the grantor’s handwriting, shall be deemed valid for quorum purposes.

ARTICLE 43. The discussions and resolutions of General Shareholders Meeting shall be recorded in a special book of minutes maintained by the Secretary. The relevant minutes shall be signed by the Chairman or his alternate, the Secretary and any three shareholders appointed by the General Shareholders Meeting or, if there are less than three attendees, then by all such attendees. In the event of death, denial or incapacity to sign the minutes of any of the persons who are supposed to sign it, a note shall be made at the end of same, with an indication of the respective circumstance of the impediment. The minutes shall contain a summary of the discussions held during the Meeting and shall necessarily include the following information: name of the attending shareholders and number of shares held or represented by each one of them; a brief description of any objections made; enumeration of the proposals submitted for discussion and the outcome of the voting, and the list of the shareholders that voted, either in favor or against such proposals, should any one had asked an individual vote. The omission form the minutes of an event related to the company’s interests which occurred during the General Shareholders meeting, shall be subject to the unanimous approval of the shareholders attending.

The attendees at a General Shareholders Meeting shall sign an attendance list which shall indicate the number of shares held by each such attendee or, as the case may be, the name of the shareholders and the number of shares represented by them.

TITLE X

ANNUAL REPORT, FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS

ARTICLE 44. A general Balance Sheet shall be prepared as of December 31 of each year, such Balance Sheet, together with the respective Annual Report, shall be submitted to the consideration of the General Ordinary Shareholders Meeting. The Balance Sheet and the Earnings Statement shall be published in a newspaper of Santiago prior to the Shareholders Meeting.

ARTICLE 45. The profits reflected in the financial statements shall be allocated to the compensation of losses of previous fiscal year. The balance shall be allocated, as resolved by the General Shareholders Meeting, upon the recommendation of the Board of Directors, to the following purposes: (a) to increase the capital stock, to create a legal reserve fund, to create a fund for future capitalization or dividend distributions, or to create any other special reserve funds. These allocations shall be in such amounts as the General Shareholders Meeting may deem convenient, subject to the restrictions and obligations set forth in the law: (b) to distribute dividends to the shareholders, in proportion to their stock holding. The General Shareholders Meeting, by the affirmative vote of at least two-thirds of the outstanding voting shares, may resolve that the obligation to distribute dividends set forth in the law, shall not be applicable during a given fiscal year.

TITLE XI

DISSOLUTION AND LIQUIDATION

ARTICLE 46. Should the Bank suspend the payment of its obligations, the General Manager shall notice immediately to the Superintendent, who will investigate the facts that may have caused such suspension, and will resolve if the company may continue in business and, in such case, will take the measures to normalize the attention to public. In this case, the Superintendent may take upon his responsibility the administration of the Bank.

ARTICLE 47. Should the Superintendent decides that the Bank does not have the necessary solvency to keep working or that the safety or the depositors requires the liquidation, he will carry out such liquidation directly or through a person appointed by him, with all the authorities, powers and duties of the liquidators of stock corporations.

ARTICLE 48. Notwithstanding the rules set forth in the previous sections, regarding the liquidation of the Bank, the same may dissolve and wind-up provided that such decision is approved in a General Extraordinary Shareholders Meeting by, at least 2/3 of the outstanding shares and the approval of the Superintendent of Banks and Financial Institutions.

ARTICLE 49. Once the voluntary dissolution of the Bank referred to in the previous section is agreed, the Shareholders Meeting that approves it will appoint a commission of 3 members to carry out its liquidation. The liquidating commission will act with the powers and authorities that these By-laws confer to the Board; it will keep the shareholders informed of the development of the liquidation, it will call for a General Shareholders Meeting on the date set for such purposes, being entitled to call for a General Extraordinary Shareholders Meeting. In any other aspect it will be subject to the rules set by the Code of Commerce, the Companies Act that may be applicable and the Regulations to the Companies Act.

ARTICLE 50. The General Shareholders Meeting that appoints the liquidating commission referred in the previous number will also set for its remuneration.

TITLE XII

ARBITRATION

ARTICLE 52. Any difficulty arising between the company and any of the shareholders or directors, or between such persons, as result of the application of this company’s agreement and these By-laws, or with regard to the existence, non-existence, validity, nullity, interpretation, compliance o failure to comply, dissolution, liquidation or any other reason, shall be submitted to the resolution of two arbitrators (who shall not be bound for either the rules of substantive or procedural law), whose resolutions shall be final, and shall be appointed one by each party.

Should the arbitrators fail to reach an agreement, the parties shall appoint a third arbitrator to resolve upon the disagreement. Should there not be an agreement to appoint the third arbitrator, the appointment shall be made by the two arbitrators already designated. If any of the parties fails to appoint the arbitrator or, if having they been appointed, there is no agreement as to the outcome, and neither the parties nor the arbitrators appoint the third arbitrator to decide the impasse, the appointment of the respective arbitrator, or of the third arbitrator, as the case may be, shall be made by the ordinary courts, being in this case the appointment necessarily be of a person who is performing or has performed as a fin-in attorney at the Supreme Court.